CODE OF ETHICS
COLD CREEK CPITAL

CODE OF ETHICS - GENERAL
The Company has adopted the following polices and rules of conduct (the "Code") for all Supervised Persons. The Code is designed to ensure that the high ethical standards maintained by the Company continue to be applied. The excellent name and reputation of the Company continues to be a direct reflection of the conduct of each Supervised Person.
The Code is based upon the principle that the Company and its Supervised Persons owe a fiduciary duty to the Clients of the Company and must conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of Clients, (ii) taking inappropriate advantage of their position with the firm, and (iii) abusing their position of trust and responsibility. In meeting its fiduciary responsibilities to its Clients, the Company expects every Supervised Person to demonstrate the highest standards of ethical conduct. Strict compliance with the provisions of the Code, the Advisers Act and all applicable federal securities laws shall be considered a basic condition of employment and association with the Company.
Pursuant to Section 206 of the Advisers Act, both the Company and its Supervised Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with the Code involves more than acting with honesty and good faith alone. It means that the Company has an affirmative duty of utmost good faith to act solely in the best interest of its Clients.
The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Supervised Persons of the Company in their conduct. Supervised Persons are urged to seek the advice of the Chief Compliance Officer for any questions about the Code, the application of the Code to their individual circumstances, and particularly in any situation where any Supervised Person may be uncertain as to the intent or purpose of the Code. Supervised Persons should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment and/or association with the Company.
All Supervised Persons must promptly report any suspected or apparent violations of this Code to the Chief Compliance Officer. If the Chief Compliance Officer finds that a violation of the Code has occurred, he or she may, in his or her discretion, either submit a written memorandum of such finding and the reasons therefor to a reporting file created for this purpose or, in the event of significant violations of the Code, report the matter to the Outside Adviser. The Outside Advisor shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.
A.	General Principles
The Company has adopted the following principles governing personal investment activities by Supervised Persons:
	Supervised Persons will adhere to the highest standards of ethical conduct

	The interests of Client accounts will at all times be placed above the interests of the Company and the Supervised Persons.
	Appropriate investment opportunities must be offered to Clients first before the Company or any Supervised Person may act on them.

All personal securities transactions will be conducted in such a manner as to avoid or mitigate any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

	Supervised Persons should not take inappropriate advantage of their positions.
	Supervised Persons will not engage in any transaction that would be in violation of the governing documents of a Client or any other agreements with Clients.
	Supervised Persons that serve as directors or officers of publicly traded companies should be aware of such companies' own trading policies and restrictions, including any "black-out" periods.
B.	Restrictions and Limitations on Personal Securities Transactions
All Supervised Persons of the Company who have access to non-public information regarding Clients' securities transactions, or who are involved in making securities recommendations to Clients, or who have access to such recommendations that are non-public (collectively "Access Persons"), are required to report holdings and transactions in "reportable securities" in which they have beneficial ownership.
You may not use confidential or proprietary information, obtained in the course of your employment or association with the Company, for your personal investment purposes or for your personal gain, and you may not share such information with others for their personal benefit.
The following restrictions and limitations govern investments and personal securities transactions by all Access Persons (and their family members):
1.	Restriction on Participation in IPOs
No Access Person may acquire any security in an IPO without the prior approval of the Chief Compliance Officer, or in the absence of the Chief Compliance Officer, the Outside Adviser. A request for approval of participation in an IPO should generally be submitted at least one week in advance of the proposed date of investment. A sample request for approval is attached hereto as Annex A.
2.	Special Permission Required for Private Placements
Private placements of any kind (including investments in limited partnerships such as buyout, venture capital, oil and gas, real estate, and hedge funds or funds of funds) may only be acquired with special permission of the Chief Compliance Officer (or in the absence of the Chief Compliance Officer, the Outside Adviser) and, if approved, will be subject to continuous monitoring for possible future conflict.

3.	Disclosure of Private Placements in Subsequent Investment Decisions
Any Access Person who has or acquires a personal position in an issuer through a private placement (excluding any indirect investment in an issuer via a direct or indirect investment in a Client) must affirmatively disclose that interest if such Access Person is involved in consideration of any subsequent investment decision regarding any security of that issuer or an affiliate by any account managed by the Company. In such event, the final investment decision shall be independently reviewed by the Chief Compliance Officer and/or Outside Adviser. Written records of any such circumstance shall be maintained by the Chief Compliance Officer.
4.	Front-Running and Scalping
Trading while in possession of information concerning trades by the Company or its Clients is called front-running or scalping, and is prohibited by the Company's insider trading rules, and may also violate federal law. The terms "front-running" and "scalping" are sometimes used interchangeably in industry literature and by the SEC.
Front running is making a trade in the same direction as the Company or a Client just before the Company or Client makes its trade (for example, buying a security just before the Company or a Client buys that security, or selling just before the Company or a Client sells that security).
Scalping is making a trade in the opposite direction just after a trade by the Company or a Client (for example, buying a security just after the Company or a Client stops selling such security, or selling just after the Company or a Client stops buying such security).
5.	Restricted Security List
The Company may from time to time establish a Restricted Security List that includes all securities where the Company has, or is in a position to receive, material non-public information about a company as a result of a special relationship between the Company or an Access Person and the company. Access Persons of the Company are not allowed to trade or invest in any securities listed on the Restricted Security List without the prior consent of the Chief Compliance Officer.
If any Access Person already holds a security that is on the Restricted Security list and has not received consent from the Chief Compliance Officer, such Access Person must continue to hold and may not execute any buy or sell orders for the relevant security until such security is removed from the Restricted Security list. All Access Persons are responsible for knowing the contents of the Restricted Security list prior to effecting or soliciting a transaction in a security. Any Access Person who consults the Restricted Security List is prohibited from disclosing the securities listed on the Restricted Security List to third parties.
Important: The Chief Compliance Officer will monitor transactions by Access Persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Manual, including a pattern of front-running, scalping or other inappropriate behavior.

High-Risk Trading Activities
Certain high-risk trading activities, if used in the management of your personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because it may not be possible to close out open transactions. Examples of such activities include short sales of common stock and trading in derivative instruments, such as option contracts to purchase or sell securities at predetermined prices. You should understand that short sales and trading in derivative instruments involve special risks—derivative instruments, for example, ordinarily have greater price volatility than the underlying security—and that the obligations owed by you to the Company or its Clients may heighten those risks. For example, if the Company becomes aware of material, non-public information about the issuer of the underlying securities, you may find yourself "frozen" in a position in securities of the issuer or a derivative security. The Company will not bear any resulting losses to your personal account from the implementation of this Manual.
C.	Restrictions on Disclosures
You may not disclose any non-public information (whether or not it is material) relating to the Company or securities transactions on behalf of Clients to any Person outside the Company (unless such disclosure has been authorized by the Company). You may not communicate material, non-public information to anyone, including Persons within the Company, except as permitted by this Manual. All such information must be secured. For example, access to files containing material, non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in a private setting to the extent practicable.
D.	Review
The Chief Compliance Officer will review and consider any proper request for relief or exemption from any restriction, limitation or procedure contained in this Manual which you believe will cause you a hardship. The decision of the Chief Compliance Officer is completely within his or her discretion.

CODE OF ETHICS – PERSONAL SECURITIES TRADING
A. Transactions and Accounts Covered
1. Securities Holdings Reports
Each Access Person must file a holdings report listing all holdings in "reportable securities"1in which they have "beneficial ownership" with the Chief Compliance Officer within 10 days after first becoming an Access Person (a "Securities Holdings Report"). The term "beneficial ownership" is defined by SEC rules. Generally, an Access Person is deemed to have "beneficial ownership" of securities held in the name of:
_______________________________________
1 "Reportable security" means a security as defined in section 202(a)(18) of the Investment Advisers Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:
i.	Direct obligations of the Government of the United States;
ii.	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
iii.	Shares issued by money market funds;
iv.	Shares issued by open-end funds other than reportable funds; and
i.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

	such Access Person's husband, wife or a minor child;
	a relative (including in-laws, step-children, or step-parents) sharing the same house as such Access Person;
	anyone else (including a trust, partnership or other type of entity) if such Access Person:
o obtains benefits substantially equivalent to ownership of the securities; or
o can obtain ownership of the securities immediately or at some time in the future.
The information contained in a Securities Holdings Report must be current as of a date no more than 45 days prior to the date of becoming an Access Person. Each Access Person must also update the Securities Holdings Report within 30 days after the end of each year, and the information must be current as of a date no more than 45 days prior to the date each report is submitted. A sample copy of a Securities Holdings Report is attached hereto as Annex B.
2. Quarterly Trade Reports
Each Access Person must also file with the Chief Compliance Officer periodic reports of personal transactions in "reportable securities" in which he or she has "beneficial ownership" within 30 days after the end of each calendar quarter (a "Quarterly Trade Report").
Quarterly Trade Reports are due on the 30th day of January, April, July and October. The Quarterly Trade Report that is filed by Access Persons in January must also include an annual listing of all reportable securities holdings as of December 31 of the preceding year (a current listing will also be required upon the effectiveness of this Manual). New Access Persons must provide the Chief Compliance Officer or with a listing of all "reportable securities" holdings within 10 days of the date of commencement of employment or association with the Company. A sample copy of a Quarterly Trade Report is attached hereto as Annex C. Each Access Person must file a Quarterly Trade Report even if no purchases or sales of reportable securities are made during the period covered by the report.
Each Access Person may direct his or her broker(s) to send a copy of all transaction confirmations for each of such Access Person's accounts to the Chief Compliance Officer or outside Compliance Advisor and a copy of all account statements for each such account to the Chief Compliance Officer or outside Compliance Advisor. An Access Person is not required to provide Quarterly Trade Reports regarding information contained in transaction confirmations or account statements sent to the Chief Compliance Officer or outside Compliance Advisor in accordance with this Manual, provided that such transaction confirmations or account statements are provided to the Chief Compliance Officer or outside Compliance Advisor consistent with the required timing set forth above.

3. Exempt Securities
The securities listed below are not "reportable securities" and are exempt from the annual and quarterly reporting requirements described above. Therefore, it is not necessary to report such securities in the Securities Holdings Reports and Quarterly Trade Reports, even if the Access Person has beneficial ownership in such securities:
	U.S. government direct obligations;
	Bank certificates of deposit;
	Bankers' acceptances;
	Commercial paper;
	Repurchase agreements;

Other high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization such as the Moody's, Standard and Poor's, or Fitch, or which is unrated but is of comparable quality);


Shares of money market funds and other unaffiliated open-end investment companies (mutual funds and open-end exchange traded funds ("ETFs")) (shares of mutual funds affiliated with the Company and closed-end funds must be pre-approved); and

	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.
Automatic dividend reinvestment plan investments (DRIPs) for stock in publicly traded companies are also exempt from the advance approval requirement and the Quarterly Trade Report requirement; however, DRIP investments should be reported on an annual basis in the Securities Holdings Report.
B. Exemption from Reporting Requirement
Annual and quarterly reporting is not required for any account over which you have no direct or indirect influence or control. However, you must report the existence of such an account to the Chief Compliance Officer. The Chief Compliance Officer has the authority to request further information and documentation from you regarding any account over which you claim to have no influence or control.
C. Responsibility to Report
All reports must be filed with the Chief Compliance Officer. The responsibility for taking the initiative to report is imposed on each Supervised Person required to make a report.  Any effort by the Chief Compliance Officer to facilitate the reporting process does not change or alter that responsibility.

D. Review
All Securities Holdings Reports and Quarterly Trade Reports (or transaction confirmations and account statements provided in lieu of the Quarterly Trade Reports) will be reviewed by the Chief Compliance Officer or a designee. An Outside Adviser will review the Chief Compliance Officer's reports.
Each Access Person must pre-clear any non-exempt securities transactions with the Chief Compliance Officer. Securities Holdings Reports and Quarterly Trade Reports (or transaction confirmations and account statements provided in lieu of the Quarterly Trade Reports) will be reviewed by the Chief Compliance Officer or a designee. An Outside Adviser will review the Chief Compliance Officer's reports.
E.	Personal Securities Transactions
Each Access Person will pre-clear with the Chief Compliance Officer all nonexempt personal securities transactions prior to making trades for any account for which they maintain a beneficial interest. Pre-clearance to trade will apply for the day it is granted and one business day following. In cases where securities are held in client accounts, best efforts will be made to ensure that access persons trade side by side with clients when buying and selling securities. Any personal transaction which favors or may appear to favor personal interests of employees over client interests should be avoided.

CODE OF ETHICS – CONFLICTS OF INTEREST AND PROHIBITED TRANSACTIONS
It is a violation of your duty of loyalty to the Company, without the prior written consent of the Chief Compliance Officer, to:

accept, directly or indirectly, from any Person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client account, unless, to the extent required by a Client's operating agreements, all or a portion of such compensation is offset against and results in a reduction in management fees otherwise payable by the Company's Client; or


acquire, directly or indirectly, any stock or financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned.

CODE OF ETHICS – SPREAD OF FALSE INFORMATION
The Company unequivocally prohibits and forbids any Supervised Persons from communicating or transmitting "false rumors" or other information regarding any portfolio company or investment institution which such Person does not know or reasonably believe to be true to any Person outside of the Company for any reason.
If the Chief Compliance Officer, upon due investigation, finds that any Supervised Person has engaged in the spread of false rumors or information as described above, the Chief Compliance Officer may impose sanctions including, but not limited to, dismissal of the Person or Persons involved and/or reporting of any improper conduct to the SEC or other regulatory authorities. Supervised Persons who become aware of a violation of this Section 17 are required to promptly report the violation to the Chief Compliance Officer.

CODE OF ETHICS – GIFTS AND ENTERTAINMENT
The Company recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with the Company. Subject to the guidelines below, Supervised Persons are permitted, on occasion, to accept gifts and invitations to attend entertainment events. However, Supervised Persons should always act in the best interests of the Company and its Clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety in the course of the Company's business relationships.  Supervised Persons should not accept any gifts or entertainment invitations that have the likelihood of influencing their decisions regarding business transactions involving the Company.  Supervised Persons should contact the Chief Compliance Officer to discuss any offered activity or gift that may create such a conflict. The Company reserves the right to prohibit the acceptance or retention of a gift or offer of entertainment, regardless of value, as it may determine in its sole discretion.
Entertainment may include such events as meals, shows, concerts, theatre events, sporting events or similar types of entertainment. Entertainment also includes in-town and out-of-town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meals and/or event expenses. An entertainment event will only be deemed to be entertainment if a representative of the service provider or counterparty is also attending the event (otherwise, it will be deemed to be a gift). Nevertheless, no gift or entertainment may be accepted or given, regardless of value, if the gift or entertainment creates an appearance of impropriety.
The Company has adopted the following principles and procedures governing gifts and entertainment with respect to service providers, counterparties and others conducting business with or seeking to conduct business with the Company:

Supervised Persons may not offer, accept or solicit gifts, gratuities, trips, or other accommodations which might create or appear to create a conflict of interest, interfere with the impartial discharge of the Supervised Person's responsibilities to Clients, or place the Company in a difficult or embarrassing position.

	Any gifts or entertainment of significant value offered must be approved by the Chief Compliance Officer.


Supervised Persons may not accept more than four gifts or attend more than four entertainment events per calendar year, regardless of value, given or sponsored by the same Person or entity without approval from the Chief Compliance Officer.

	Supervised Persons may not request or solicit gifts, personal services or particular entertainment events.
	No gift of cash or cash equivalents may be accepted.
	Items such as pens, coffee mugs or clothing items with a counterparty's logo are excluded.
Notwithstanding anything in this section to the contrary, where there is a law, regulation or Client policy that applies to the giving or receiving of gifts of even nominal value, such law, rule or policy must be followed. For example, limitations or prohibitions may exist in providing gifts and entertainment to state officials acting in an official capacity, and additional reporting requirements may exist when giving gifts to or receiving gifts from union officials or officers or employees of state or local retirement plans. Accordingly, Supervised Persons are strongly encouraged to bring any issues regarding the giving of gifts to or receipt of gifts from such Persons to the prompt attention of the Chief Compliance Officer, even if the gift is not of significant value.

CODE OF ETHICS – "PAY TO PLAY" RESTRICTIONS
Rule 206(4)-5 under the Advisers Act prohibits practices commonly known as "pay to play," where an investment adviser or its employees directly or indirectly make contributions or other payments to public officials with the intent of generating investment advisory business.
A.	Definitions
For purposes of the following section:
"Contribution" includes any gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election to an elective office and further includes, without limitation, payments made for the benefit of a Government Official (such as payment of campaign debts and transition or inaugural expenses, and payments made to other persons at the request of such Government Official).
"Covered Associate" for purposes of Rule 206(4)-5 means (i) any general partner, Chief Compliance Officer or executive officer (or other individual or entity with a similar status or function); (ii) any Person who solicits a Government Entity for the Company and any Person who supervises, directly or indirectly, such employee; and (iii)political action committees ("PACs") controlled by the Company or by another Covered Associate. Supervised Persons performing administrative or advisory services that do not involve solicitation are not Covered Associates.
"Government Official" means any candidate for elective office or incumbent holding elective office if the office holder (i) is directly or indirectly responsible for, or can influence the hiring of, an investment adviser by a Government Entity or (ii) has the authority to appoint any Person who is directly or indirectly responsible for, or can influence the hiring of, an investment adviser by a Government Entity.

"Government Entity" means any U.S. state or political subdivision of a U.S. state, including its agencies, authorities, instrumentalities, plans, programs and pools of assets. For the avoidance of doubt, Government Entities include all pension plans and collective government funds, including participant-directed plans such as 403(b), 457 and 529 plans.
B.	General Principles
Without the prior approval of the Chief Compliance Officer, no Supervised Person shall:
	make any Contribution to any Government Official or state or local political party in the United States;
	coordinate, or solicit any third party to make, any Contribution to a Government Official or state or local political party in the United States; or

make or agree to make any direct or indirect payment to any Person to solicit a Government Entity for investment advisory services on behalf of the Company, unless such Person is either a regulated municipal adviser or an investment adviser or broker-dealer registered with the SEC and, in the case of a broker-dealer, is subject to the rules of a self-regulatory organization, such as the Financial Industry Regulatory Authority ("FINRA").

If a Supervised Person desires to make a Contribution, or to coordinate or solicit any third party to make any Contribution to, or for the benefit of or at the request of, any Government Official, then the Supervised Person must submit a written request to the Chief Compliance Officer, in the form attached to this Compliance Manual as Annex F, that includes:
	The amount of the proposed Contribution;
	The Government Official to whom such Contribution or on whose behalf such coordination or solicitation is proposed to be made;
	If applicable, the elective or appointed office or other government position that such Government Official occupies at the time of the proposed Contribution, coordination or solicitation;
	If applicable, the elective or appointed office or other government position sought by such Government Official at the time of the proposed Contribution, coordination or solicitation;
	If applicable, the Person who has requested that such Supervised Person make the proposed Contribution or engage in such coordination or solicitation;
	The form of the proposed Contribution, coordination or solicitation, as the case may be; and
	A brief description of the reason for the Contribution, coordination or solicitation and any other relevant facts or circumstances.

Supervised Persons are not required to submit a written request to the Chief Compliance Officer before making:

Donations of their time to a Government Official, provided that (i) the Company did not tell them to volunteer their time; (ii) the Company's resources are not used and (iii) the Supervised Person's campaign activities do not otherwise take place during business hours;

	Payments to PACs, political parties or charities (provided that such payments are not being used as an indirect means to "channel" the Contribution to a Government Official);
	Contributions of $350 or less per election to a candidate for whom they can vote and $150 or less per election to a candidate for whom they cannot vote; or
	Contributions to candidates for federal office, provided that such candidate is not also a Government Official by virtue of a state or local office held during the campaign.
Supervised Persons are also prohibited from doing anything indirectly that, if done directly, would result in a violation of Rule 206(4)-5. Examples of such activities may include a spouse making a Contribution that the Supervised Person could not make himself or herself.  In addition, certain state, local government and individual public pension plans restrict charitable donations at the request of a Government Official. As such, no Supervised Person may, to the extent directly or indirectly requested by any Government Official, make any charitable donation, whether on his or her own behalf or on behalf of the Company, without the express permission of the Chief Compliance Officer.
C.	Two Year "Time Out"
If a Supervised Person that is a "Covered Associate" makes a Contribution to a Government Official, then the Company may not receive compensation in connection with providing advisory services to the applicable Government Entity for two years after the date of such Contribution. If the Government Entity is a Client, then the Company must waive or rebate any fees or carried interest otherwise payable by the Government Entity to the Company (or waive fees or carried interest payable by the Client by the amount attributable to such Government Entity) for two years or, alternatively, redeem the Government Entity's interest in the Client or permit the Government Entity to withdraw from the Client.
The two-year "time out" resulting from a Covered Associate making a Contribution will continue to apply even if the Covered Associate is no longer employed by the Company.  Furthermore, prior Contributions follow an individual if he or she subsequently becomes a Covered Associate of the Company (including a non-Covered Associate Supervised Person of the Company who is promoted to a Covered Associate position). When hiring Covered Associates or promoting Supervised Persons to Covered Associate positions, the Company shall require disclosure of such Covered Associates' prior campaign contributions.
The Company may also avoid a "time out" if (i) the Contribution is discovered within four months and returned within 60 days after discovery, and (ii) the Contribution did not exceed $350. This "self help" option is limited to no more than two Contributions per calendar year and to no more than one returned Contribution per Covered Associate, regardless of the time period.

D.	Recordkeeping
At all times that the Company is providing advisory services to Government Entities, it is required, pursuant to Rule 206(4)-5, to keep records of:

All direct and indirect Contributions made by the Company or any of its Covered Associates to Government Officials and payments to state and local political parties and PACs. Contributions and payments must be listed in chronological order, identifying the contributor and recipient and the date and amount of each Contribution;

	A list of names, titles and business and residential addresses of all Covered Associates.
	A list of the Government Entities to which it provides or has provided advisory services or that are or were Clients during the past five years; and
	A list of the names and business addresses of each regulated Person retained by the Company to solicit investment advisory business from Government Entities.
E.	Other Regulations
Various states, local governments and individual public pension plans have passed legislation, issued regulations or promulgated policies prohibiting or restricting the use of finders or solicitors to solicit public pension plans and/or requiring extensive disclosure with respect to campaign contributions. Rule 206(4)-5 does not preempt any regulation at the state, local or plan specific level, and the Company will adhere to the most restrictive approach in order to comply with all finder/solicitor and political contribution regulations. These requirements may change over time. As a result, the Company will monitor state, local and plan-specific regulations and policies that will need to be followed.

CODE OF ETHICS – FCPA PREVENTION OF BRIBERY
The Company and its Supervised Persons are required to comply with all applicable anti-bribery laws, regulations and guidelines issued by the government and/or self-regulatory organizations in the countries in which it operates or invests, including the Foreign Corrupt Practices Act of 1977 ("FCPA"). Likewise, many countries in which the Company operates or invests are signatories to the Organization of Economic Cooperation and Development's Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the "OECD Conventions"). The Company prohibits any of its Supervised Persons from making any corrupt payment to improperly obtain or retain business anywhere in the world.

CODE OF ETHICS – OUTSIDE ACTIVITIES
You must obtain prior approval from the Chief Compliance Officer of any outside activity which involves:
	a time commitment that would prevent you from performing your duties for the Company or that would otherwise be restricted or prohibited by the governing documents of a Client;
	your active participation in any business in the financial services industry or otherwise in competition with the Company; or

serving as a director (except as noted below with regard to portfolio companies), officer, or general partner of any business, corporation or partnership (excluding family owned businesses and charitable and nonprofit organizations).

An outside activity may never:
	present a substantial risk of confusing Clients or the public as to the capacity in which the Supervised Person is acting;
	pose a reputational risk for the Company;
	inappropriately influence a Supervised Person's business dealings or otherwise create a conflict of interest vis-à-vis the interests of the Company or its Clients; or
	involve use of the Company's Clients or proprietary information.
Notwithstanding the foregoing, except in conjunction with an investment by a Client or other Client in an operating company, you may not serve on the board of any company whose securities are publicly traded, or of any company in which the Company or any Client account owns securities without the consent of the Chief Compliance Officer.  The Chief Compliance Officer may require further information concerning any outside activity for which you request approval, including the number of hours involved and the compensation to be received.

Contact Person(s): Refer all questions concerning the Company's Code of Ethics to the Chief Compliance Officer and/or Outside Adviser.